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                                                                   EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made effective for all purposes and in all respects as of March 10, 2003 by and between EXEGENICS, INC., a Delaware corporation maintaining an office at 2110 Research Row, Dallas, Texas 75235 (formerly known as Cytoclonal Pharmaceutics, Inc., the "COMPANY"), and David Riggs, residing at 3809 RFD, Long Grove, IL 60047 ("EXECUTIVE").

         WHEREAS, the Company desires to provide for Executive's performance of services for the Company and any present or future parent, subsidiary or affiliate of the Company, and Executive desires to perform such services, all on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

         2. TERM OF AGREEMENT. The period of employment of Executive by the Company pursuant to this Agreement (the "EMPLOYMENT PERIOD") shall commence on the date hereof and shall continue until March 9, 2006 (the "INITIAL TERM"); provided, that, commencing on March 10, 2006, and on each March 10 thereafter, the Employment Period shall be automatically extended for an additional one-year period (each, a "RENEWAL TERM"), in case of either the Initial Term or any Renewal Term, unless sooner terminated in accordance with the provisions of Sections 6 and 7 or unless either party notifies the other party in writing of its intentions not to renew this Agreement not less than ninety (90) days prior to the expiration of any then current term.



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         3. POSITION AND DUTIES OF EXECUTIVE; PLACE OF PERFORMANCE.

                  (a) Position and Duties. Executive shall serve the Company faithfully, diligently and to the best of his ability under the direction of the Company's President and Chief Executive Officer and/or his designee and shall devote all of his full business time, energies and skill to his duties hereunder and to the business and affairs of the Company and will not, directly or indirectly, engage or participate in any other business or professional activities during the Employment Period. The principal duties of Executive shall be to serve as the Chief Business Officer, Vice President of Finance, and Secretary of the Company (or such other position of a similar nature as may be assigned by the Company) and, in such capacity, to render such financial, business development, managerial, administrative and other services as normally are associated with and incident to such position and to render such other services as are consistent with his position and office as the Company's President and Chief Executive Officer and/or his designee may from time to time require. Executive shall have such authority as normally is associated with and incident to his position.

         4. COMPENSATION. In consideration of the performance by Executive of his duties and obligations hereunder, the Company shall pay to Executive and Executive agrees to accept, as full compensation therefor, the compensation set forth in this Agreement.

                  (a) Salary. During the Employment Period, the Company agrees to pay Executive a salary (the "SALARY") at the rate of $235,000 per annum. The Salary shall be payable in accordance with the Company's customary payroll practices as in effect from time to time. Executive's Salary shall be subject to annual reviews and adjustments in accordance with the Company's compensation plan and practices. Any adjustment to Executive's Salary shall be subject to the review and approval of the Compensation Committee (the "COMPENSATION COMMITTEE") of the Company's Board of Directors (the "BOARD"). If Executive's Salary is adjusted, then such adjusted Salary shall constitute the Salary for all purposes of this Agreement.

                  (b) Discretionary Bonus. The Compensation Committee shall review Executive's performance once annually during each full year of the Employment Period and, based on Executive's performance and the overall performance of the Company, recommend whether the Company should award Executive a cash bonus ("PERFORMANCE BONUS") in order to reward Executive for services rendered to the Company and/or as an incentive for continued service. Executive's performance shall also be reviewed once for each other period during the Employment Period that does not constitute a full year, and any Performance Bonuses awarded for such partial-year periods shall be prorated accordingly, based on the number of months in such periods. The amount of Executive's Performance Bonus, if any, shall be determined in the sole discretion of the Compensation Committee (provided that it shall not be more than 30% of Executive's then current Salary) and shall be payable to Executive within 90 days following the end of each calendar year during the Employment Period to which such Performance Bonus relates.


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                  (c) Stock Options.

                           (i) Executive shall be awarded an option (the
"OPTION") to purchase up to 225,000 shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK").

                           (ii) The Option shall be granted pursuant to and
subject to all the terms and conditions of the Company's existing stock option plan or any successor plan (the "OPTION PLAN"), and shall be evidenced by an agreement, which agreement shall provide, among other things, that Executive shall have [ten] years to exercise such option for a per share exercise price equal to the fair market value of the Common Stock as of the date of such option grant as determined in good faith by the Board (subject to forfeiture, earlier termination and adjustment under certain circumstances described more fully in the Option Plan and applicable option agreement). The Option shall vest in three equal installments: The first immediately upon the grant date (which grant date shall be the date on which the Board approves this Agreement), the second on the first anniversary of that date, and the final upon on the second anniversary of that date on which each such option is granted.

                  (d) Benefits. Executive shall be entitled to participate, to the extent that he is eligible under the terms and conditions thereof, in any pension, retirement, hospitalization, health, insurance, disability or medical service plan generally available to the Company's senior executives that may be in effect from time to time during the Employment Period, if any. The Company shall be under no obligation to institute or continue the existence of any such employee benefit plan.

                  (e) Vacation. For each calendar year during the Employment Period, Executive shall be entitled to four weeks of paid vacation and shall otherwise enjoy and be bound by the Company's standard policies, as amended from time to time, regarding accrual and utilization of paid vacation time.

                  (f) Relocation Expenses. In the event that the Company requires Executive to relocate his place of residence, the Company shall reimburse Executive for the reasonable costs and expenses incurred in connection with such relocation, in an amount to be agreed upon with the Chairman of the Company.

         5. EXPENSES.

                  (a) Reimbursement of Business Related Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures as in effect from time to time.


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                  (b) Other Expenses. Concurrently with the execution of this
Agreement, the Company shall reimburse Executive for up to $2,000 of his reasonable out-of-pocket expenses (including fees and disbursements of legal counsel), incurred in connection with the negotiation and execution of this Agreement.

         6. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period under the following circumstances:

                  (a) Death. Executive's employment hereunder shall terminate upon his death.

                  (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder in the opinion of Executive's treating physician, with or without reasonable accommodation, for an aggregate of 180 days in any 365-day period, the Company shall have the right to terminate Executive upon written notice thereof for "DISABILITY."

                  (c) Termination by the Company for Cause. Executive's employment hereunder and all of the Company's obligations hereunder (except as hereinafter provided) may be immediately terminated by the Company for Cause (as hereinafter defined) by giving written notice of such termination to Executive. For purposes of this Agreement, "CAUSE" shall mean: (i) a material breach by Executive of this Agreement or any other agreement, including, without limitation, the Non-Competition Agreement (as hereinafter defined), with or for the benefit of the Company, or any affiliate thereof and to which Executive is a party or by which he is bound, which is not cured within 15 days following written notice from the Company detailing such breach, or which, if not curable, causes the Company material harm, (ii) Executive's breach of his duty of loyalty to the Company which causes material harm to the Company, (iii) Executive's continued failure to perform such duties as are reasonably requested by the Board or the Company's President/Chief Executive Officer or his designee (other than such failure resulting from Executive's disability which failure continues for 30 days after written notice thereof, (iv) Executive's commission of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude with respect to the Company which causes a material adverse effect on the Company or its reputation which, in the reasonable good faith judgment of the Board, constitutes grounds for termination, (v) Executive's conviction of, or plea of guilty or nolo contendere to any crime constituting a felony, which, in the Board's reasonable judgment, causes a material adverse effect on the Company or its reputation, (vi) regular insobriety which interferes with Executive's ability to perform his duties hereunder, with respect to the Company, or (vi) Executive's willful misconduct that is, in the Board's reasonable judgment, injurious to the Company or to any entity in control of, controlled by or under common control with the Company.

                  (d) Termination by Executive With Good Reason. Executive may terminate this Agreement if, in the event of a change of control of the Company or for any other reason within the control of the Company, his title, responsibilities or salary are materially reduced from those in effect at the time ("GOOD REASON"), by providing the Company with at least 30 days' written notice thereof.


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                  (e) Termination by the Company Without Cause. The Board, upon written notice to Executive, may at any time terminate the Employment Period for other than Cause.

                  (f) Voluntary Termination by Executive Without Good Reason. Executive shall have the right to terminate his employment hereunder by providing the Company with at least 90 days' written notice thereof.

                  (g) Termination by Mutual Agreement. Executive and the Company shall have the right, at any time, by mutual agreement, to terminate this Agreement.

         7. TERMINATION PROCEDURE; EFFECTS OF TERMINATION.

                  (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period shall be communicated by written notice (a "NOTICE OF TERMINATION") to the other party hereto in accordance with Section 8(g) below, which notice shall indicate the specific termination provision in this Agreement relied upon.

                  (b) Date of Termination. "DATE OF TERMINATION" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant Section 6(b), 10 days after the Notice of Termination is given, (iii) if Executive's employment is terminated pursuant to Section 6(d), 30 days after the Notice of Termination is given (or such earlier date if so determined by the Company in its sole and absolute discretion), (iv) if Executive's employment is terminated pursuant to
Section 6(f), 90 days after the Notice of Termination is given (or such earlier date if so determined by the Company in its sole and absolute discretion), and
(v) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

                  (c) Accrued Compensation Upon Termination. If Executive's employment is terminated prior to the end of the Employment Period, then (i) the Company shall pay Executive (or, in the case of Executive's death, his legal representative) his Salary through the Date of Termination, as soon as practicable following the Date of Termination, (ii) the Company shall pay to Executive (or, in the case of Executive's death, his legal representative) any compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company through and including the Date of Termination, (iii) the Company shall reimburse Executive pursuant to Section 5 hereof for any reasonable expenses incurred, but not paid prior to the Date of Termination, (iv) the effect of termination on Executive's Option shall be governed by the applicable option agreement and the Option Plan, and (v) the Company shall pay to Executive (or, in the case of Executive's death, his legal representative) any Performance Bonus determined to be awarded but not yet paid to Executive, except in the case of termination pursuant to Section 6(c) or Section 6(f), in which case Executive shall not be entitled to any such Performance Bonus.


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                  (d) Severance Payment. In addition to any payments due to
Executive pursuant to Section 7(c) above, in the event that Executive's employment is terminated prior to the end of the Employment Period by the Company without Cause pursuant to Section 6(e) above, or by Executive for Good Reason pursuant to Section 6(d) above, the Company shall (without duplication):
(i) if such termination occurs within the twelve months following the commencement of the Initial Term, pay Executive his Salary for an additional twelve months following the Date of Termination based on his then current Salary (at Executive's current Salary rate, such payment would be equal to an aggregate of $235,000); (ii) if such termination occurs within the twelve (12) months following the first anniversary of the commencement of the Initial Term, pay Executive his Salary for an additional nine (9) months following the Date of Termination based on his then current Salary (at Executive's current Salary rate, such payment would be equal to an aggregate of $176,250); (iii) if such termination occurs within the twelve months following the second anniversary of the commencement of the Initial Term, pay Executive his Salary for an additional six (6) months following the Date of Termination based on his then current Salary (at Executive's current Salary rate, such payment would be equal to an aggregate of $117,500); and (iv) if such termination occurs within a Renewal Term, pay Executive his Salary for an additional six (6) months following the Date of Termination based on his then current Salary (at Executive's current Salary rate, such payment would be equal to an aggregate of $117,500).

                  (e) Cooperation with the Company after Termination. Following any Notice of Termination, Executive shall cooperate reasonably with the Company in all matters relating to the winding-up of his pending work on behalf of the Company.

         8. MISCELLANEOUS.

                  (a) Tax Withholding and Deductions. Payments to Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements of federal, state, local and foreign taxing authorities with respect to the withholding of taxes. Notwithstanding any amounts withheld pursuant to the foregoing, Executive shall be responsible for the payment of all applicable income tax and other tax liability, if any, on all compensation paid to his under the terms of this Agreement, other than the Company's share of social security and similar taxes.

                  (b) Non-Competition Agreements. Concurrently with the execution of this Agreement, Executive and the Company shall enter into and agree to be bound by a Non-Competition Agreement, substantially in the form annexed hereto as Exhibit A (the "Non-Competition Agreement").

                  (c) Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  (d) Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be


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construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

                  (e) No Prior Agreements; Authorization. Executive represents and warrants that (a) Executive is not under any other obligation, contractual or otherwise, to any other person or entity which would prevent his entry into, or prevent or impair the performance of his obligations or the provision of his services under, this Agreement, and (b) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding agreement enforceable against Executive in accordance with its terms.

                  (f) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

                  (g) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and shall be deemed duly given (i) when delivered personally, (ii) when transmitted by facsimile or other electronic transmission (with receipt of transmission) if transmitted on a regular business day during normal business hours, and otherwise on the next business day, provided, that such facsimile or other electronic transmission is followed by delivery via another method permitted hereby, (iii) one business day after being deposited with a nationally recognized overnight courier service (with proof of service),
(iv) or three days after being mailed by certified or registered mail (return receipt requested and first-class postage prepaid), to his residence in the case of Executive (as set forth on the first page of this Agreement), and to its principal office in the case of the Company, or in each case, at such other address as either party may notify to the other in writing.

                  (h) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

                  (i) Binding Effect; Assignment. This Agreement is binding on, and will inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not assignable by the parties, provided, however, that the Company may assign this Agreement or any of its rights hereunder without the prior written consent of Executive to any affiliate, joint venture partner or successor.

                  (j) Knowing and Voluntary Agreement; Joint Participation in Preparation of Agreement. Executive acknowledges (i) that he is entering into this Agreement knowingly and voluntarily after carefully reviewing it, (ii) that he has had the opportunity to review it with counsel of his own choosing, namely Joan M. Eagle, J.D. of the firm of Michael, Best & Friedrich, LLP, (iii) that he understands its final and binding effect, and (iv) that the only promises made to his to obtain his agreement and signature are those stated in this Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft it. Accordingly, it is agreed that no rule of construction shall apply against any party in favor of any party. This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.


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                  (k) Entire Agreement. This Agreement, together with the
Non-Competition Agreement, contains the entire agreement of the parties and embodies all the representations and warranties that have been made between them with respect to the subject matter hereof. All previous agreements or understandings between the parties hereto, whether in writing or oral, are merged into this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

                  (l) Headings. The section headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                  (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.





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         IN WITNESS WHEREOF, the Company and Executive have duly executed this
Agreement as of the day and year first above written.




                                   EXEGENICS, INC.


                                   By:
                                       -----------------------------------------
                                       Ronald L. Goode Ph.D., President and
                                       Chief Executive Officer



                                   ---------------------------------------------
                                   DAVID RIGGS



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                                    EXHIBIT A

                             TO EMPLOYMENT AGREEMENT

           {Attach form of Non-Competition, Non-Disclosure Agreement}












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